Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-264687 on Form S-3 and Registration Statement Nos. 333-212072, 333-225716, 333-281173, 333-273788 and 333-281172 on Form S-8 of Gogo Inc. of our report dated April 25, 2024, except for the correction of misstatements, the change in method of accounting for goodwill and customer relationships and reclassifications described in Note 2 as to which the date is February 17, 2025 relating to the consolidated and combined financial statements of Satcom Direct Inc. and Subsidiaries and Combined Affiliates as of and for the year ended December 31, 2023 and 2022 appearing in this Current Report on Form 8-K/A filed by Gogo Inc. on February 18, 2025.

/s/ RSM US LLP

Orlando, Florida

February 18, 2025